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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number: .........3235-0104
                                                  Expires: ....December 31, 2001
                                                  Estimated average burden......
                                                  Hours per response ........0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*    2. Date of Event Requiring  4. Issuer Name and Ticker or        6. If Amendment, Date
                                                Statement                   Trading Symbol                      of Original
    Sierra Venture Associates V, LP             (Month/Day/Year)         VINA Technologies, Inc. (VINA)         (Month/Day/Year)
-------------------------------------------       8/8/00                 ----------------------------------
     (Last)     (First)     (Middle)         --------------------------  5. Relationship of Reporting        -----------------------
                                             3. IRS or Social Security        Persons to Issuer              7. Individual or Joint/
 3000 Sand Hill Road, Building 4, Suite 210     Number of Reporting         (Check all applicable)              Group Filing (Check
-------------------------------------------     Person, if an entity          Director     X    10% Owner      Applicable Box)
             (Street)                           (Voluntary)              -----            -----                X    Form filed by
                                             --------------------------        Officer           Other       -----  One Reporting
Menlo Park,         CA         94025                                     ----- (give      -----  (specify           Person
-------------------------------------------                                    title below)      below)             Form filed by
      (City)      (State)      (Zip)                                                                         -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If this form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473(3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct (D)
                                 -------------------------------------------------                  or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. 5)

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SERIES A                                                                                                        Held by
CONVERTIBLE PREFERRED STOCK      Immed.              COMMON STOCK        7,500,000    1 to 1           I        Sierra V (1)
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SERIES A                                                                                                        Held by
CONVERTIBLE PREFERRED STOCK      Immed.              COMMON STOCK          800,000    1 to 1           I        Sierra V (1)
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SERIES A                                                                                                        Held by
CONVERTIBLE PREFERRED STOCK      Immed.              COMMON STOCK          291,484    1 to 1           I        Sierra V (1)
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Explanation of Responses:

(1) Sierra Venture Associates V, LP is the General Partner of Sierra Ventures V,
L.P. ("Sierra V") and disclaims beneficial ownership of the shares held by Sierra V, except to the extent of any indirect pecuniary interest in its distributive share
therein.                                                                                     /s/ JEFFREY DRAZAN              8-8-00
                                                                                           -------------------------------   ------
**Intentional misstatements or omissions of facts constitute Federal Criminal              * Signature of Reporting Person    Date
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                                   (8/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Control Number.
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